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                                                                    EXHIBIT 11.1

                    DEL MONTE FOODS COMPANY AND SUBSIDIARIES
          COMPUTATION OF EARNINGS PER WEIGHTED AVERAGE COMMON SHARE(a)

                                                  Year Ended June 30,
                                        --------------------------------------
                                           1996          1997          1998
                                        ----------    ----------    ----------
Basic(b)
  Earnings:
    Net income (loss)                   $      104    $      (58)   $        5
    Preferred stock dividends                  (82)          (70)           (5)
                                        ----------    ----------    ----------
    Net income (loss) attributable
      to common shares                  $       22    $     (128)   $       --
                                        ==========    ==========    ==========

  Shares:
  Weighted average number of common
    shares outstanding                  75,047,353    61,703,436    31,619,642
                                        ==========    ==========    ==========

  Basic earnings per common share       $     0.29    $    (2.07)   $     0.01
                                        ==========    ==========    ==========

(a) See accompanying notes to June 30, 1996, 1997, and 1998 consolidated financial statements.

(b) This calculation is submitted in accordance with Regulation S-K, Item 601(b)(11).




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